United States Steel Corporation Barry Melnkovic
600 Grant Street, Room 6100    Senior Vice President &
Pittsburgh, PA 15219-2800    Chief Human Resources Officer 412 433 1125
412 433 6219 Fax
bmelnkovic@uss.com

December 21, 2018

Douglas R. Matthews [ADDRESS]
Re: Retention Agreement
Dear Doug:

In consideration for you continuing to serve as the Senior Vice President – Industrial, Service Center and Mining Solutions and Interim Head – Tubular, of United States Steel Corporation (the “Corporation”) and postponing your retirement, the Corporation agrees to provide you with the payments described below, provided you satisfy the requirements outlined in this letter agreement (the “Agreement”).

1.	Consideration
The following payments are in addition to any other post-employment benefits that you may be entitled to receive under the Corporation’s employee benefit plans and programs, except as provided in paragraph 6, below:

(a)	Preservation of PBGC Interest Rate.
The lump sum value of your benefits under the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003) (the “Qualified Plan”) and the Non-Tax Qualified Pension Plan (the “Non-Qualified Plan”) is based in part on the interest rate used by the Pension Benefit Guaranty Corporation (“PBGC”) for determining the present value of immediate annuities (the “Immediate Annuity Rate”), which was .75% when you became eligible to retire in February 2018. To offset the potential loss in the lump sum value of your pension in the event of a higher interest rate being in effect at the time of your retirement, you will be entitled to receive a single lump sum cash payment equal to the amount, if any, by which (i) your benefits payable in the form of a lump sum under the Qualified Plan and the Non-Qualified Plan calculated at your retirement using an Immediate Annuity Rate of .75% exceed (ii) the amount of those benefits payable in the form of a lump sum using the higher applicable interest rate that is in effect when you retire. The difference in value will be paid to you in a separate payment from the Corporation’s general assets and, because it will not be an eligible rollover distribution, the portion of the payment attributable to the Qualified Plan will be grossed up for federal, state, and local income taxes (at the highest marginal individual income tax rates for each). For purposes of clarification, your benefit under the Supplemental Pension Program is not included in the determination of this payment. See Exhibit A for estimated payments under this paragraph at various Immediate Annuity Rates.

(b)	Recognition of Lost Earnings Opportunity.
The Corporation recognizes that if you elected to retire, you could elect to receive a lump sum payout of your pension and invest it in an interest-bearing account. Therefore, in consideration of your postponement of retirement, the Corporation will pay you an additional amount equal to 4% compounded annually on the lump sum payment amount of your benefits under the Qualified Plan and the Non-Qualified Plan. Interest will accrue from May 1, 2018 through your date of retirement. The amount determined under this paragraph will be paid to you from the Corporation’s general assets and, because it will not be an eligible rollover distribution, the portion of the payment attributable to the Qualified Plan will be grossed up for federal, state, and local income taxes (at the highest marginal individual income tax rate for each). See Exhibit A for the lump sum amount of your benefits under the Qualified Plan and Nonqualified Plan for this purpose and the estimated payments under this paragraph upon retirement at age 58 and age 60.

(c)	Additional Retention/Recognition
To encourage your retention with the Corporation and to recognize your efforts in leading the Tubular segment, the Corporation will (i) pay you a $75,000 lump sum cash award at the end of January 2019, provided you remain in the employ of the Corporation through the payment date, and
(ii) grant you an additional Restricted Stock Unit award at the regularly scheduled Compensation and Organization Committee meeting in February 2019, provided you remain in the employ of the Corporation through the grant date. The number of shares awarded will be determined based on your performance and achievement of the Tubular segment EBITDA goals under the 2018 Executive Management Annual Incentive Compensation Program (“AICP”) as shown in the table below.

Tubular Segment Performance & Corresponding RSU Award Levels
	Threshold (50%)		Target (100%)		Maximum (175%)
Individual Performance Multiplier	RSU Award	Value at $35/share	RSU Award	Value at $35/share	RSU Award	Value at $35/share
100%	2,500	$87,500	5,000	$175,000	8,750	$306,250
110%	2,750	$96,250	5,500	$192,500	9,625	$336,875
120%	3,000	$105,000	6,000	$210,000	10,500	$367,500
130%	3,250	$113,750	6,500	$227,500	11,375	$398,125
Note: Interpolation will be used to determine awards at various performance levels.

The award will be subject to three-year cliff vesting and the terms and conditions in the 2019 Restricted Stock Unit Grant Agreement and the 2016 Omnibus Incentive Compensation Plan.

2.	Non-Competition Agreement
All payments by the Corporation under this Agreement are conditioned upon you signing this Agreement and the Non-Competition Agreement and the Confidentiality and Proprietary Rights Agreement, which are attached hereto as Exhibits B and C, respectively, and returning all agreements to me by December 28, 2018.

3.
Best Efforts. In consideration for this Agreement, you agree to use your best efforts in performing your current and future employment duties for the Corporation. In addition, you are expected to continue to comply with all applicable policies and procedures, including the Corporation’s Code of Ethical Business Conduct.

4.
At Will Employment. Nothing in this Agreement changes the at-will nature of your employment. Either you or the Corporation may terminate the employment relationship at any time, with or without notice and with or without cause.

5.
Death or Permanent Disability. In the event of your death or permanent disability, the payments in paragraphs 1(a) and 1(b) shall be determined as of your date of death or disability and paid to you or, in the event of death, to your spouse and, if none, to your estate. You will be considered to be permanently disabled if you qualify for a Permanent Incapacity Retirement under the Qualified Plan.

6.
Severance. In addition to the payments described above, in the event your employment is involuntarily terminated by the Corporation, other than for Cause, or you resign for Good Reason, you will be entitled to a lump sum payment equal to the sum of (i) twelve months of your base salary in effect at the time of termination, and (ii) your target bonus under the AICP, or a successor plan, in the year of termination. This payment will be in lieu of any benefits to which you may otherwise be entitled under the Corporation’s Supplemental Unemployment Benefit Program or any other severance arrangement or program of the Corporation, except for the Change in Control Severance Plan to the extent it provides for greater benefits. In no event shall there be any duplication of benefits under this severance provision and the Change in Control Severance Plan.

In addition, if your employment is terminated as described above and you elect to continue your healthcare coverage (including family coverage) under the COBRA continuation provisions of the Corporation’s group health plans, the Corporation will reimburse you for a period of up to twelve
(12) months for the cost of such coverage. No reimbursement will be made for COBRA continuation coverage after the date that you become eligible for group health coverage provided by another employer. The reimbursements will be made as soon as administratively practicable after receipt of your request for reimbursement with evidence of payment, but in no event later than the end of the year following the end of the year in which the expense was incurred. The Corporation will treat the reimbursements as taxable income.

To avoid any misunderstandings, in the event of your termination of employment, the vesting of any outstanding long-term incentive awards will be determined in accordance with the terms and conditions contained in the applicable grant agreement and stock plan, and, if your employment is involuntarily terminated prior to age 60, the Corporation will make a separate determination in good faith on your vesting under the United States Steel Corporation Executive Management Supplemental Pension Program.

For purposes of this severance provision, the terms “Cause” and “Good Reason” are defined as follows:

(a)
“Cause” shall mean any of the following(i) the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness), (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise, (iii) your conviction of a felony or of a misdemeanor which impairs your ability to substantially perform your duties with the Corporation, or (iv) the material breach by you of the Corporation’s Code of Ethical Business Conduct. Under this definition of “cause”, no act or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Corporation.

(b)
“Good Reason” shall mean (i) a reduction by the Corporation in your duties, authority, and responsibilities such that you are no longer a North American Flat Roll Commercial Entity leader; and (ii) a reduction by the Corporation in your salary grade level from level 50 to level 40 or lower.

The foregoing severance payments are conditioned upon your execution, nonrevocation, and compliance with the terms of a separation agreement, which includes a general release and waiver of all claims you may have against the Corporation and its directors, officers, subsidiaries and affiliates, in the form presented by the Corporation.

7.	Miscellaneous.

(a)	The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by Federal law.

(b)	You may not assign any of your rights under this Agreement.

(c)
The Corporation’s obligations to provide cash payments under this Agreement shall be an unfunded and unsecured promise of the Corporation to pay money in the future. Nothing in the Agreement conveys a secured interest or right, title or claim in any property or assets of the Corporation.

(d)
Payments made pursuant to this Agreement will not be treated as covered compensation under any of the Corporation’s compensation, retirement, or benefit programs. The payments will be subject to applicable tax withholding and other mandatory reductions.

8.	Section 409A/Cash Payments.
This Agreement shall be interpreted and administered in accordance with Section 409A of the Internal Revenue Code and the regulations and interpretations that may be promulgated thereunder (“Section 409A”). In accordance with Section 409A, the cash payments provided under this Agreement (other than the $75,000 payment described in paragraph 1(c) above) will be made on the first business day of the seventh month following your separation from service (or, if earlier, the last business day of the calendar month following the month of your death). During this six- month delay period, simple interest will accrue and be paid on the date specified in the preceding sentence, on the balance due using the average of the Immediate Annuity Rates in effect during the months included in the six-month delay period.

9.
Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.
Resolution of Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association (“AAA”) then in effect. The parties agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The parties also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees, costs and equitable relief, available under applicable law. The parties further agree that the decision of the arbitrator shall be in writing and that any judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The parties agree that the arbitration hearing shall take place in Pittsburgh,

Pennsylvania. The Corporation will pay for any administrative or hearing fees and costs charged by the arbitrator or the AAA, except that you shall pay any filing fees associated with any arbitration that you initiate.

11.
Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes any other agreement or understanding between the parties hereto with respect to the issues that are the subject matter of this Agreement. You acknowledge and agree that other benefits that you may be entitled to receive will be determined in accordance with the terms and conditions of the applicable plan or program.

12.
Amendment. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto, except that the Corporation may amend this Agreement from time to time without your consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with applicable law. You hereby irrevocably consent to such amendments.

Sincerely,

/s/ Barry Melnkovic

Barry Melnkovic Agreed to by:
/s/ Douglas Matthews                        December 21, 2018

Douglas R. Matthews    Date
Senior Vice President – Industrial, Service Center, and Mining Solutions; Interim Head – Tubular

EXHIBIT B
United States Steel Corporation Non-Competition Agreement
This Non-Competition Agreement is attached as Exhibit B to, and incorporated as a part of, the Retention Agreement for Douglas R. Matthews, dated December 21, 2018.

In connection with your Retention Agreement with United States Steel Corporation (the “Corporation”), and in consideration of such payments, you acknowledge and agree that during your employment, and, should your employment with the Corporation terminate for any reason, for a period of twelve (12) months immediately following such termination, you shall not, unless acting pursuant to the prior written consent of the Corporation’s Board of Directors, directly or indirectly (a) own, manage, operate, finance, join, control or participate in the ownership, operation, management, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit your name to be used in connection with any Competing Business, (b) solicit or divert to any Competing Business any individual or entity which is then a customer, or was a customer of the Corporation at any time during the twelve (12) months preceding your termination, or (c) employ, attempt to employ, solicit or assist any business or enterprise in employing any employee of the Corporation or advise or recommend to any other person or entity that he or it employ or solicit for employment any employee of the Corporation. Notwithstanding the foregoing, ownership of 1% or less of any class of outstanding securities of a Competing Business shall not be deemed a violation of this paragraph. The term “Competing Business” shall mean an integrated steel manufacturer within (i) any state of the United States or the District of Columbia or (ii) any foreign country in which the Corporation has engaged in any such business within twelve (12) months prior to, or within the twelve (12) month period immediately following, the termination of your employment. In the event that the provisions of this agreement should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law. You acknowledge the reasonableness of the duration and scope of these non-competition and non-solicitation periods and agree that you would be able to obtain employment and will remain able to obtain employment other than as limited herein.

You further acknowledge and agree that upon termination of your employment for any reason, you will not disparage the Corporation or its officers, director, employees, agents or representatives.

Agreed to by:

/s/ Douglas Matthews                December 21, 2018

Douglas R. Matthews            Date
Senior Vice President – Industrial, Service Center and Mining Solutions; Interim Head - Tubular